Exhibit 5.1

July 30, 2004

Board of Directors

The McClatchy Company

2100 “Q” Street

Sacramento, CA 95816

Ladies and Gentlemen:

We are acting as counsel to The McClatchy Company, a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to up to 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued by the Company under the Company’s 2004 Stock Incentive Plan (the “Stock Incentive Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	A copy of the Stock Incentive Plan.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on January 28, 2004 as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the adoption of the Stock Incentive Plan and the arrangements in connection therewith.

6.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company and the Stock Incentive Plan.

Board of Directors

The McClatchy Company

July 30, 2004

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares in accordance with the terms of the Stock Incentive Plan, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.